Exhibit 4.7

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

This description is a summary of the material terms of the securities of Vivid Seats Inc. (“we,” “us,” and “our”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not intended to be a complete description thereof. This description is subject in all respects to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our Amended and Restated Certificate of Incorporation (as amended, our “Charter”), and our Amended and Restated Bylaws (as amended, our “Bylaws”).

Background

Merger Transaction

We were incorporated in March 2021 for the purpose of completing the transactions contemplated by the Transaction Agreement, dated April 21, 2021, among us, Horizon Acquisition Corporation, a publicly traded special purpose acquisition company (“Horizon Acquisition”), Hoya Intermediate, LLC (“Hoya Intermediate”), Horizon Sponsor, LLC (“Horizon Sponsor”), and Hoya Topco, LLC (“Hoya Topco”). Such transactions were consummated in October 2021 and, as a result, we became a publicly traded company.

Corporate Simplification

On October 19, 2025, we entered into a Corporate Simplification Agreement (the “CSA”) with Hoya Intermediate, Hoya Topco, GTCR Management XI, LLC (the “TRA Holder Representative”), and each other party thereto under the heading “TRA Holders” on the signature pages thereto (collectively with Hoya Topco and the TRA Holder Representative, the “TRA Parties”). Pursuant to the CSA and the ancillary agreements described therein, a series of transactions was consummated over the two business days ending on October 31, 2025 that, among other things, simplified our corporate structure (such transactions, collectively, the “Corporate Simplification”). In connection with the Corporate Simplification, among other things: (i) three Blocker Corporations (as defined in the CSA) merged with and into three of our wholly owned subsidiaries, respectively, such that the Blocker Corporations became our wholly owned subsidiaries; (ii) all outstanding shares of Class B common stock (and corresponding common units of Hoya Intermediate) were exchanged for an equal number of shares of Class A common stock, following which we cancelled all outstanding shares, and instruments representing the right to purchase shares, of Class B common stock; (iii) the warrant agreements for the issuance of warrants to purchase common units of Hoya Intermediate were amended to, in lieu of providing for the right to purchase such units and allowing for cash redemption at the discretion of the holder, instead provide for the right to purchase equal numbers of shares of Class A common stock at equal exercise prices and not allow for cash redemption; (iv) all rights and obligations under the Tax Receivable Agreement, dated October 18, 2021, and Hoya Intermediate’s Second Amended and Restated Limited Liability Company Agreement, dated October 18, 2021, were terminated (in each case other than certain terms thereof that expressly survived); and (v) we issued an aggregate of 403,022 shares of Class A common stock to the TRA Parties.

Authorized Capital Stock

Our Charter authorizes the issuance of 800,000,000 shares of capital stock, par value $0.0001 per share, of which (i) 500,000,000 are shares of Class A common stock, (ii) 250,000,000 are shares of Class B common stock, and (iii) 50,000,000 are shares of preferred stock. As of the consummation of the Corporate Simplification, there are no issued and outstanding shares (and we do not intend to issue any shares) of Class B common stock.

Class A Common Stock

Voting

Except as otherwise required by our Charter, Class A common stockholders vote as a single class on all matters on which stockholders are generally entitled to vote. Each Class A common stockholder is entitled to one vote per share. Pursuant to our Charter, Class A common stockholders are entitled to vote separately as a class on any amendment to our Charter (including by merger, consolidation, reorganization or similar event, or otherwise) that would alter or change the powers, preferences, or special rights of our Class A common stock so as to affect them adversely.

Dividends

Class A common stockholders are entitled to receive dividends, if and as declared by our Board of Directors (our “Board”), out of our assets that are by law available for such use.

Liquidation or Dissolution

Upon our liquidation or dissolution or the winding up of our affairs, after payment or provision for the payment of our debts and other liabilities as required by law and of the preferential and other amounts, if any, to which any preferred stockholders are entitled, Class A common stockholders are entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares held by each such stockholder.

Other Provisions

None of our Class A common stock has any pre-emptive or other subscription rights.

Preferred Stock

Our Board is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series and, with respect to each series, to establish the number of shares and any designations, powers (including voting powers), preferences, and relative, participating, optional, or other special rights, as well as any qualifications, limitations, or restrictions, thereof. Such powers, preferences, and rights, as well as such qualifications, limitations, or restrictions, may differ among each series of preferred stock that may at any time be outstanding. Subject to the rights of any preferred stockholders, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of our Board and the holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in an election of directors, without a separate vote of preferred stockholders as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Public Warrants

We issued certain warrants that entitle the holders thereof (including Horizon Sponsor) to purchase shares of Class A common stock at an exercise price of $230.00 per share (subject to adjustment as described under “—Anti-Dilution Adjustments” below) (the “Public Warrants”). Pursuant to the Amended and Restated Warrant Agreement, dated October 14, 2021 (the “Public Warrant Agreement”), between Horizon Acquisition and Continental Stock Transfer & Trust Company, as warrant agent, Public Warrants may be exercised only for a whole number of shares of Class A common stock, meaning that only a whole Public Warrant may be exercised at a given time. The Public Warrants will expire at 5:00 p.m. New York City time on October 18, 2026 or upon their earlier redemption or liquidation.

No Public Warrant is exercisable unless (i) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Class A common stock underlying such Public Warrant is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, and (ii) the shares of Class A common stock underlying such Public Warrant have been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder thereof. In the event that these conditions are not satisfied, the Public Warrants are not exercisable and may have no value and expire worthless. In no event are we required to net cash settle any Public Warrant.

We have agreed to use commercially reasonable efforts to maintain (and we do maintain) an effective registration statement under the Securities Act covering the shares of Class A common stock underlying the Public Warrants, and a current prospectus relating thereto, until the expiration of the Public Warrants. During any period in which we fail to maintain such an effective registration statement, the Public Warrant holders may, until such time as there is such an effective registration statement, exercise their Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each Public Warrant holder would pay the exercise price by surrendering their Public Warrant for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying such Public Warrant, multiplied by the excess of the “fair market value” (defined below) less the exercise price of such Public Warrant by (y) the fair market value. As used in this paragraph, “fair market value” means the volume weighted average price per share of Class A common stock during the 10-trading day period ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption Under Certain Circumstances

We may call the outstanding Public Warrants for redemption (i) in whole and not in part, (ii) at a price of $0.20 per Public Warrant, (iii) upon a minimum of 30 days’ prior written notice of redemption (the “Redemption Period”) to each holder thereof, (iv) if the closing price per share of Class A common stock equals or exceeds $360.00 for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the holders thereof, and (v) if a registration statement under the Securities Act covering the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current throughout the Redemption Period. If the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the shares of Class A common stock underlying the Public Warrants for sale under all applicable state securities laws.

We established the redemption criteria in clause (iv) above to prevent a redemption call unless there is at the time thereof a significant premium to the exercise price of the Public Warrants. If the above conditions are satisfied and we issue a notice of redemption to the Public Warrant holders, each such holder will be entitled to exercise their Public Warrants prior to the scheduled redemption date. However, the price per share of Class A common stock may fall below the $360.00 redemption trigger price and the $230.00 exercise price after the notice of redemption is issued.

Maximum Percentage

A Public Warrant holder may notify us in writing in the event they elect to be subject to a requirement that they will not have the right to exercise their Public Warrants if, after giving effect to such exercise, they (together with their affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by such holder) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A common stock is increased by a share capitalization or dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such share capitalization or dividend, split-up, or similar event, the number of shares of Class A common stock underlying each Public Warrant will be increased in proportion to such increase. A rights offering to Class A common stockholders entitling them to purchase shares of Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and divided by (y) the historical fair market value. For these purposes, if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. As used in this paragraph, “historical fair market value” means the volume weighted average price per share of Class A common stock during the 10-trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities, or other assets to Class A common stockholders on account of such shares (or other securities into which the Public Warrants are convertible), other than (a) as described above or (b) any cash dividends or distributions which, when combined on a per-share basis with all other cash dividends and distributions paid on our Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or distributions that resulted in adjustments to the exercise price or the number of shares issuable upon exercise) does not exceed $10.00, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share sub-division, reclassification of shares, or similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification, or similar event, the number of shares of Class A common stock underlying each Public Warrant will be decreased in proportion to such decrease.

Whenever the number of shares of Class A common stock underlying the Public Warrants is adjusted as described above, the Public Warrant exercise price will be adjusted by multiplying such exercise price immediately prior to such adjustment by a fraction (x) the numerator of which is the number of shares of Class A common stock purchasable upon exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which is the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants immediately after such adjustment.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affect the par value of such shares), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Class A common stock), or in the case of any sale or conveyance to another entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the Public Warrant holders will thereafter have the right to purchase and receive, upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, consolidation, or dissolution, that such holders would have received if they had exercised their Public Warrants immediately prior to such event. However, if Class A stockholders were entitled to exercise a right of election as to the kind or amount of securities, cash, or other assets receivable upon such event, then the kind and amount of securities, cash, or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such Class A stockholders in such event that affirmatively make such election. Additionally, if less than 70% of the consideration receivable by the Class A common stockholders in such an event is payable in the form of shares of the successor entity that are listed for trading on a national securities exchange or quoted in an established over-the-counter market, or are to be so listed for trading or quoted immediately following such event, and if the Public Warrant is properly exercised within 30 days following public disclosure of such event, then the Public Warrant exercise price will be reduced based on the Black-Scholes Warrant Value (as defined in the Public Warrant Agreement) of the Public Warrant. The purpose of such reduction is to provide additional value to Public Warrant holders when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders thereof do not otherwise receive the full potential value of the Public Warrants.

Amendment

The Public Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder thereof to cure any ambiguity or correct any mistake, but the approval of the holders of at least 65% of the then-outstanding Public Warrants is required to make any change that adversely affects their interests.

Other Provisions

The Public Warrants may be exercised upon surrender of the applicable warrant certificate on or prior to their expiration date at the offices of the warrant agent, with the exercise form on the reverse side of such warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have any of the rights (including voting rights) or privileges of Class A common stockholders until they exercise their Public Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by Class A common stockholders.

Choice of Forum

Our Charter provides that, to the fullest extent permitted by law and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, in the event that the Chancery Court does not have jurisdiction, the U.S. federal district court for the District of Delaware or the other state courts of the State of Delaware) is the sole and exclusive forum for any: (i) derivative action or proceeding brought on our behalf; (ii) action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or stockholder to us or our stockholders; (iii) action asserting a claim arising pursuant to any provision of the DGCL, our Charter or our Bylaws, or as to which the DGCL confers jurisdiction on the Chancery Court; or (iv) action asserting a claim governed by the internal affairs doctrine; provided that this provision, including for any “derivative action,” does not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Our Charter further provides that the U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These exclusive forum provisions may have the effect of discouraging lawsuits against our directors and officers. By becoming our stockholder, you are deemed to have notice of and consented to these exclusive forum provisions.

There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and it is possible that, in connection with any applicable action brought against us, a court could find such provisions to be inapplicable or unenforceable in such action.

Anti-Takeover Effects of Provisions of Our Charter & Bylaws

Certain provisions in our Charter and our Bylaws and the DGCL may make it more difficult or expensive for a third party to acquire control of us without the approval of our Board. These provisions, which may delay, defer, or prevent a merger, reorganization, tender offer, sale or transfer of substantially all of our assets, liquidation, or other change in control transaction that stockholders may consider favorable, could discourage potential takeover attempts and reduce the price that investors are willing to pay for our securities. These provisions include:

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Action by Written Consent; Special Meetings of Stockholders. Our Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Charter and our Bylaws also provide that, subject to any special rights of any preferred stockholders and except as otherwise required by law, special meetings of stockholders may be called only (i) by or at the direction of our Board or the Chair of our Board pursuant to a written resolution adopted by the majority of the total number of directors that we would have if there were no vacancies or (ii) prior to the date on which GTCR, LLC and certain of its affiliates (collectively, “GTCR”) cease to beneficially own at least 30% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in an election of directors, voting together as a single class, by the Chair of our Board at the written request of the holders of a majority of the voting power of the then outstanding shares of our capital stock entitled to vote generally in an election of directors, voting together as a single class in the manner provided for in our Bylaws.
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Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to our Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of such meeting or brought before such meeting (i) by or at the direction of our Board or (ii) by a stockholder who was a stockholder of record on the record date for such meeting, is entitled to vote at such meeting, and has given our Corporate Secretary timely written notice, in proper form, of their intention to bring such business or nomination before such meeting. Although our Bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of stockholders, as applicable, our Bylaws may have the effect of precluding the conduct of certain business at such a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
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Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to our Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of such meeting or brought before such meeting (i) by or at the direction of our Board or (ii) by a stockholder who was a stockholder of record on the record date for such meeting, is entitled to vote at such meeting, and has given our Corporate Secretary timely written notice, in proper form, of their intention to bring such business or nomination before such meeting. Although our Bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of stockholders, as applicable, our Bylaws may have the effect of precluding the conduct of certain business at such a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
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Authorized but Unissued Shares. Our authorized but unissued shares of Class A common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of Class A common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our Class A common stock by means of a proxy contest, tender offer, merger, or otherwise.
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Business Combinations with Interested Stockholders. Our Charter provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date on which such person became an interested stockholder, unless (with certain exceptions) the business combination or transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203 of the DGCL. Nevertheless, our Charter contains provisions that have a similar effect to Section 203 of the DGCL, except that they provide that GTCR, Horizon Sponsor, and their respective affiliates and successors and their direct and indirect transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
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Director Designees; Classes of Directors. Pursuant to our Charter, our Board is divided into three classes, each of which serves staggered three-year terms. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it is more difficult and time consuming for stockholders to replace a majority of a classified board of directors.
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No Cumulative Voting for Directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting. As a result, Class A common stockholders representing a majority of the voting power of all of the outstanding shares of our capital stock of will be able to elect all of the directors then standing for election.

Limitations on Liability & Indemnification of Officers and Directors

Our Charter limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification and advancement of expenses. We have also entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Corporate Opportunities

Our Charter provides that, to the fullest extent permitted by law, (a) we renounce any interest or expectancy in a transaction or matter that may be a corporate opportunity for us and (b) GTCR, Horizon Sponsor, their respective affiliates, and each of their respective directors, partners, principals, officers, members, managers, and employees (including any such person who serves as one of our directors and/or officers) have no duty to present such corporate opportunity to us.

Transfer Agent & Registrar

The transfer agent for our Class A common stock is Continental Stock Transfer & Trust Company.

Listing of Class A Common Stock & Public Warrants

Our Class A common stock and the Public Warrants are listed on the Nasdaq Global Select Market under the trading symbols “SEAT” and “SEATW,” respectively.